Exhibit 6

WORLDCORP

CONTACT:  Coleman Andrews
          Chairman
          (703) 834-9201 or
          Doug Poretz
          The Poretz Group
          (703) 506-1778

          FOR IMMEDIATE RELEASE
          September 18, 1997
          2:30 PM

WorldCorp Sells Shares in Subsidiary; Retires $15MM Bank Debt

HERNDON, VIRGINIA, September 18, 1997 -- WorldCorp (NYSE: WOA) announced today that it has completed the sale of 3,227,000 shares of World Airways common stock. The shares were purchased by World Airways for total consideration of $24.7MM or $7.65 per share.

    $15MM of proceeds from the share sale were used to retire a senior secured bank note, and the balance of proceeds were added to WorldCorp's working capital.

    Subsequent to the sale, WorldCorp owns 3,702,000 shares of World Airways stock, or 46% of the Company.

    WorldCorp owns significant positions in companies that operate in two distinct business areas.

    InteliData develops and markets products and services for the financial services and telecommunications industries. InteliData's financial services products include bank branded customers services, voice response systems and data translation systems. Its telecommunications products include the Intelifone smart telephone and a complete package of interactive applications. Over 50 banks and telephone companies currently use InteliData's products and services. WorldCorp owns approximately 29% of InteliData.

    World Airways provides ACMI leases to commercial and military customers using MD-11 and DC-10 passenger and cargo aircraft.
WorldCorp owns approximately 46% of World Airways.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products, product demand and market acceptance risks, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission (which reports are available from the Company upon request). These risks could cause the Company's actual results for 1997 and beyond to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company in this release.
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